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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
LTC HEALTHCARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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LTC HEALTHCARE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 6, 2002

    Our annual meeting of stockholders will be held on Wednesday, February 6, 2002 at 8:30 a.m., local time, at the Marriott Residence Inn, Oxnard, California 93030, for the following purposes:

  (1)
  To elect two directors to four year terms and one director for a one year term;

  (2)
  To approve and adopt an amendment to our Articles of Incorporation to change the name of the company to CLC Healthcare, Inc.; and

  (3)
  To transact such other business as may properly come before the meeting.

    Only stockholders whose names appear of record on our books at the close of business on December 10, 2001 are entitled to notice of, and to vote at, such annual meeting or any adjournments of such annual meeting.

    All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

/s/ WENDY L. SIMPSON Executive Vice President and Chief Financial Officer

Oxnard, California December 17, 2001

IMPORTANT:	Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed stamped envelope.

LTC HEALTHCARE, INC.

PROXY STATEMENT

Solicitation

    This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on February 6, 2002 and at any and all adjournments of our annual meeting. The approximate date on which this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be sent to our stockholders is December 17, 2001.

Voting Rights

    On December 10, 2001, the record date for the determination of stockholders entitled to notice of, and to vote at, our annual meeting, we had 2,137,826 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the annual meeting and votes may not be cumulated. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum for the transaction of business.

Voting of Proxies

    Shares of common stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors.

    Our management and Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein. No stockholder proposals were received by us on or before November 30, 2001, the deadline for inclusion of such proposals in this Proxy Statement. Other business may properly come before the annual meeting, and in that event, the persons named in the accompanying proxy will vote in accordance with their judgment on such matters.

Revocability of Proxy

    The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Corporate Secretary that the proxy is revoked, by delivering to us a later-dated proxy executed by the person executing the prior proxy, or by attending the annual meeting and voting in person.

    Our principal executive offices are located at 300 Esplanade Drive, Suite 1865, Oxnard, California, 93030.

PROPOSAL 1
ELECTION OF DIRECTORS

    Since the annual meeting of stockholders held on May 22, 2000, in August 2001, Mr. James J. Pieczynski resigned from the Company and from the Board, returning the Board to four members.

    On November 8, 2001, the size of the Board was increased from 4 to 8 directors and the Company amended its Bylaws to classify the Board into four classes of directors, each to serve a four-year term with one-fourth to stand for reelection at each annual meeting of the stockholders except as hereinafter provided. Also on November 8, 2001, Steven Stuart resigned from the Board due to difficulty in serving on the Board since moving to Japan. LTC Healthcare, Inc. is a Nevada corporation and in accordance with Nevada law, each of the remaining three incumbent directors at the time of such a change must stand for reelection the first year of the change. As such, Messrs. Dimitriadis and Bailey are now Class 1 directors and are standing for reelection for a four-year term. Mr. Ishikawa is now a Class 2 director and is standing for reelection for a one-year term.

    The other Class 2 director, Mr. John L. Mass, Jr., will stand for reelection along with Mr. Ishikawa at the first annual meeting of stockholders held after the February 6, 2002 meeting.

    Class 3 directors, Ms. Wendy L. Simpson and Mr. John A. Rice will stand for reelection at the second annual meeting of stockholders after the February 6, 2002 meeting.

    Class 4 directors, Mr. Andrew M. Kerr and Mr. Darrell D. Struck will stand for reelection at the third annual meeting of stockholders after the February 6, 2002 meeting.

    The shares represented by proxies solicited by the Board will be voted, unless otherwise directed, for Messrs. Dimitriadis, Bailey and Ishikawa. The Board believes each of its nominees will be able to serve and willing to serve if elected. If any named nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and such other person as the Board may recommend.

DIRECTORS AND EXECUTIVE OFFICERS

    This table shows information concerning our directors and executive officers. Each executive officer is elected by the directors, serves at the pleasure of the Board of Directors and holds office until a successor is elected or until resignation or removal. The information concerning our directors and executive officers is given as of December 15, 2001.

Name	Age	Position
Andre C. Dimitriadis	61	Chairman, Chief Executive Officer, President and Director
Alex J. Chavez	37	Senior Vice President and Treasurer
Christopher T. Ishikawa	38	Executive Vice President, Chief Operating Officer and Director
Andrew M. Kerr	40	Vice President, Controller and Director
Julia L. Kopta	52	Executive Vice President, General Counsel and Corporate Secretary
Wendy L. Simpson	52	Executive Vice President, Chief Financial Officer and Director
Bary G. Bailey	43	Director
John L. Mass, Jr.	48	Director
John A. Rice	58	Director
Darrell D. Struck	41	Director

    Andre C. Dimitriadis has been the Chairman, Chief Executive Officer and Director of the Company since its formation in 1998. He has been President since July 2000. Mr. Dimitriadis founded LTC Properties, Inc. ("LTC Properties") in 1992 and has been its Chairman and Chief Executive Officer since its inception. Mr. Dimitriadis is also a member of the Board of Magellan Health Services.

    Alex J. Chavez has served as Senior Vice President and Treasurer since February 2001 and Vice President and Treasurer since January 2000. Mr. Chavez also served as Senior Vice President of LTC Properties since February 2001 and Vice President and Treasurer since December 1999. Prior to that, he served as Director of Finance since June 1996 and became Vice President of LTC Properties in September 1997. Before joining LTC, Mr. Chavez was employed by the international accounting firm of Ernst & Young LLP, where he served as an Audit Manager specializing in the healthcare and real estate industries from 1990 to 1996.

    Christopher T. Ishikawa has been the Executive Vice President and Chief Operating Officer since 1999 and a Director since 2000. From the Company's formation in 1998 until 1999, he also served as Senior Vice President and Chief Investment Officer. He has also served as LTC Properties' Executive Vice President and Chief Investment Officer since February 2001 and Senior Vice President and Chief Investment Officer since 1997. Prior to that, he served as Vice President and Treasurer of LTC Properties since April 1995.

    Andrew M. Kerr has been Vice President and Controller since October 2000. Prior to that, he served as Vice President and Corporate Controller for Specialty Healthcare Services from December 1997 through September 2000. Prior to joining Specialty Healthcare Services, Mr. Kerr was Regional Chief Financial Officer for Transitional Hospitals Corporation from August 1995 to November 1997. Mr. Kerr was elected to the Board in November 2001.

    Julia L. Kopta has served as Executive Vice President, General Counsel and Corporate Secretary since February 2001 and served as Senior Vice President, General Counsel and Corporate Secretary since January 2000. She has also served LTC Properties as Executive Vice President, General Counsel and Secretary since February 2001 and served as Senior Vice President, General Counsel and Secretary from January 2000 through January 2001. Prior to that, she served as Special Counsel to the Chief Executive Officer of Coram Healthcare Corporation from September 1999 through November 1999. From October 1993 to October 1997, she served as Executive Vice President, General Counsel and Corporate Secretary of Transitional Hospitals Corporation.

    Wendy L. Simpson has been the Executive Vice President and Chief Financial Officer of our company since July 2000 and was elected to the Board in November 2001. She served also as Vice Chairman of LTC Properties since April 2000 and Vice Chairman and Chief Financial Officer since July 2000. Prior to that she was a financial advisor to Coram Healthcare Corporation from November 1999 through March 31, 2000. Ms. Simpson joined Coram as Executive Vice President and Chief Financial Officer in March 1998 and resigned in November 1999. Prior to joining Coram, Ms. Simpson was Executive Vice President, Chief Financial Officer, Chief Operating Officer and director of Transitional Hospitals Corporation from December 1994 to August 1997 and Senior Vice President and Chief Financial Officer from July 1994 to December 1994. Coram Healthcare commenced bankruptcy proceedings in August 2000. Ms. Simpson has been a Director of LTC Properties since 1995.

    Bary G. Bailey is Executive Vice President, Chief Strategic Officer of PacifiCare Health Systems, Inc., a managed care provider. From July 1995 to September 2000, Mr. Bailey was Executive Vice President, Finance, Information Technology and Strategic Initiatives of Premier, Inc. a group purchasing organization responsible for contracting for $12.5 billion in purchases of medical/surgical, pharmaceutical and dietary products and services. Mr. Bailey has been a director since 1998.

    John L. Mass, Jr. is Executive Director of Reimbursement for LifeCare Management Services, an owner and operator of long-term acute care facilities. Prior to joining LifeCare in January 2001, Mr. Mass was Vice President of Reimbursement for Specialty Healthcare Services from November 1997 to December 2000. From October 1995 until August 1997, Mr. Mass was Vice President of Reimbursement for Transitional Hospitals Corporation. Mr. Mass was elected to the Board in November 2001.

    John R. Rice is self-employed as a consultant since retiring as Vice President & Senior Lending Officer at Bank Hapoalim. Mr. Rice was employed by Bank Hapoalim from 1988 until his retirement in 2001. During this period he specialized in middle market and corporate arenas and maintained and serviced direct and indirect credit facilities in a portfolio fluctuating between $200 million and $350 million. Mr. Rice was elected to the Board in November 2001.

    Darrell D. Struck redevelops multifamily residential real estate and is a financial advisor since January 2000. Prior to that Mr. Struck was Treasurer of LTC Properties, Inc. from September 1997 to December 1999. From March 1996 to August 1997, Mr. Struck served as a financial consultant to the Weston Group, Inc. From April 1987 to May 1995, Mr. Struck was Assistant Treasurer of American Medical International, Inc. Mr. Struck was elected to the Board in November 2001.

Board of Directors and Committees of the Board

    The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing Nominating Committee.

    During 2000, the Board of Directors met two times and of the incumbent directors Mr. Dimitriadis and Mr. Ishikawa attended both meetings and Mr. Bailey attended one of the meetings. Also during 2000 the Audit Committee met four times and Mr. Bailey, an incumbent director and Mr. Stuart, who resigned from the Board in 2001, attended 100% of the meetings.

    During 2001, through November 30, 2001, the Board of Directors met seven times and all incumbent members attended 100% of the meetings. Also through November 30, 2001, the Audit Committee met four times and Mr. Bailey and Mr. Stuart attended all of the meetings.

    During 2000 and through November 8, 2001, the Audit Committee was comprised of Mr. Bailey as Chairman of the Committee and Mr. Stuart. The Audit Committee is authorized to select and recommend to the Board of Directors the independent auditors to serve us for the ensuing year, review with the independent accountants the scope and results of the audit, review management's evaluation of our system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management. The Audit Committee is currently comprised of Mr. Bailey as Chairman of the Committee, Mr. Mass, Mr. Rice and Mr. Struck.

    During 2000 and through November 8, 2001, the Compensation Committee was comprised of Mr. Stuart as Chairman and Mr. Bailey. The Compensation Committee held no meetings in 2000 or through November 30, 2001; however, the Committee did take action during 2001 regarding the 1998 Equity Participation Plan by unanimous written consent. The Compensation Committee is responsible for the administration of our 1998 Equity Participation Plan and is authorized to determine the options and restricted stock to be granted under such plans and the terms and provisions of such options. LTC Properties provided administrative and management services, without reimbursement, except for certain out-of-pocket expenses, from the Company, during 2000 and through November 2001. LTC Properties employs and compensates all of our executive officers, except for Mr. Kerr who is an employee of the Company. The Compensation Committee currently has no responsibilities with respect to reviewing and approving the compensation of our executive officers, except for Mr. Kerr or determining our general compensation policies. The Compensation Committee is currently comprised of Mr. Struck as Chairman of the Committee, Mr. Bailey, Mr. Mass and Mr. Rice.

    Mr. Dimitriadis, Mr. Ishikawa, Mr. Kerr and Ms. Simpson are excluded from receiving Board fees. During 2000 Mr. Bailey and Mr. Stuart received a fee of $10,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. Effective the second quarter of 2001,

Board fees were increased to $15,000 per year and the meeting attendance fee of $500 is paid for in person or telephonic attendance. In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors of our company. Directors participate in our 1998 Equity Participation Plan under which the Compensation Committee may grant nonqualified stock options or restricted shares to directors from time-to-time. In 2000 Mr. Kerr and Ms. Simpson were granted 10,000 and 35,000 options, respectively. Through November 30, 2001, 75,000; 20,000; 37,000; 10,000; 20,000 and 35,000 options, respectively for Messrs. Dimitriadis, Bailey, Ishikawa, Kerr, Stuart and Ms Simpson were cancelled. Also through November 30, 2001, Messrs. Dimitriadis, Bailey, Ishikawa, Kerr, Stuart and Ms. Simpson were granted 75,000; 21,000; 60,000; 15,000; 21,000 and 36,000 shares of restricted stock, respectively. These grants vest one third on the date of grant and one third on the second and third anniversary of the grant. The Board approved 100% vesting of all restricted shares granted to Mr. Stuart at the time of his resignation.

Required Vote and Recommendations

    The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of directors as set forth in this Proposal 1. For purposes of this Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy.

The Board of Directors recommends a vote FOR all the nominees set forth in Proposal 1.

PROPOSAL 2
CHANGE OF COMPANY NAME

    The Board of Directors has adopted, and is recommending to the stockholders for their approval, a resolution to amend our Articles of Incorporation to change our corporate name.

    As nursing facilities were acquired and operations assumed subsequent to the Company's formation in 1998, the Company has primarily used Centers for Long Term Care, Inc. for all operating entities. Now that the Company is primarily an operator of nursing facilities, the Board of Directors is recommending changing the name of the corporation from LTC Healthcare, Inc. to CLC Healthcare, Inc.

    If approved by the stockholders, the amendment will become effective upon filing with the Nevada Secretary of State a certificate of amendment, which filing is expected to take place shortly after the annual meeting. However, the Board of Directors is authorized under Nevada law, without further vote of the stockholders, to abandon the name change and not file the certificate of amendment if the Board concludes that such action would be in the best interest of the company. If this proposal is approved, the Company will apply to have its stock market trading symbol changed from LTHT to CLCH.

Required Vote and Recommendations

    Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the meeting. For purposes of this Proposal 2, abstentions and broker non-votes will have the same effect as a vote against the proposal. Properly executed and unrevoked proxies will be voted FOR Proposal 2 unless contrary instructions or an abstention are indicated in the proxy.

The Board of Directors recommends a vote FOR Proposal 2.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

    The following table shows information as of November 30, 2001 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on copies received by us of the most recent Schedule 13D or 13G filings with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (2) each director, (3) each executive officer and (4) the directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Common Stock(1)		Percent of Class
Seth W. Hamot 121-B Tremont Street Brighton, MA 02135	418,500	(5)	19.6%
Andre C. Dimitriadis	270,278	(2)	12.6%
Alex J. Chavez	9,005	(3)	*
Christopher T. Ishikawa	67,529	(2)	3.2%
Andrew M. Kerr	15,000	(2)	*
Julia L. Kopta	30,000	(2)	1.4%
Wendy L. Simpson	40,082	(2)(6)	1.9%
Bary G. Bailey	21,000	(2)	1.0%
John L. Mass, Jr.	0		*
John R. Rice	0		*
Darrell D. Struck	0		*
All directors and executive officers as a group (10 persons)	555,108	(4)(7)	26.0%

*
Less than 1%

(1)
Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.

(2)
Includes the following shares of restricted stock that vest 50% at June 8, 2003 and 2004: Mr. Dimitriadis—50,000, Mr. Ishikawa—40,000, Mr. Kerr—14,000, Ms. Kopta—20,000, Ms. Simpson—24,000 and Mr. Bailey—14,000.

(3)
Includes 6,000 shares of restricted stock that vest 50% at July 13, 2003 and 2004.

(4)
Includes 168,000 shares of restricted stock that vest 50% in 2003 and 2004.

(5)
Based solely upon information contained in a Schedule 13G provided to us, Seth W. Hamot is the President of Roark, Reardon & Hamot Inc. which is the General Partner of Costa Brava Partnership II LP ("CBPII"). CBPII reports to have sole voting and dispositive power over 318,000 shares and Mr. Hamot reports to have voting and dispositive power over 393,500 shares and shared dispositive power over 25,000 shares.

(6)
Includes 221 shares held by spouse in an individual retirement account.

(7)
As part of a separation agreement with James J. Pieczynski, former Board Member and Chief Strategic Planning Officer, the Board of Directors of the Company has an irrevocable proxy which expires August 12, 2003 over 102,214 shares owned by Mr. Pieczynski. Including those shares, the total directors and officers as a group total 555,108 shares or 26.0%.

EXECUTIVE COMPENSATION

    This table shows the compensation paid by us to our Chief Executive Officer and our other five most highly paid executive officers for the period ended December 31, 2000.

Long Term Compensation
Name & Principal Position	Year	Salary(1)		Bonus		Other Compensation		Securities Underlying Options(#)	Other Long Term Incentive Awards
Andre C. Dimitriadis Chairman & Chief Executive Officer & President	2000 1999 1998	$	— — —	$	— — —	$	— — —	— — 75,000	$	— — —
Alex J. Chavez Senior Vice President & Treasurer	2000 1999 1998		— — —		— — —		— — —	— — 8,000		— — —
Christopher T. Ishikawa Executive Vice President & Chief Operating Officer	2000 1999 1998		— — —		— — —		— — —	— — 37,000		— — —
Andrew M. Kerr Vice President & Controller	2000 1999 1998		21,081 — —		1,200 — —		— — —	10,000 — —		— — —
Julia L. Kopta Senior Vice President, General Counsel & Corporate Secretary	2000 1999 1998		— — —		— — —		— — —	20,000 — —		— — —
Wendy L. Simpson Executive Vice President & Chief Financial Officer	2000 1999 1998		— — —		— — —		— — —	35,000 — —		— — —

(1)
All of our executive officers except for Mr. Kerr are also employees of LTC Properties. Prior to January 1, 2000 the Company had an administrative services agreement with LTC Properties, whereby LTC Properties provided management and administrative services to the Company and the Company reimbursed LTC Properties based on salaries as well as certain other overhead expenses paid by LTC Properties. During 1999 and 1998, the Company reimbursed LTC Properties for administrative services of approximately $740,000 and $350,000, respectively. As of January 1, 2000 this administrative agreement was terminated since the Company now has its own management and administrative staff. Currently, LTC Properties continues to provide advisory services to the Company and is being reimbursed for certain out-of-pocket expenses. The purpose of LTC Properties providing these services to the Company is not to furnish compensation to any of our named executive officers. Since all of the Company's executives, except for Mr. Kerr, provide advisory services to the Company and are compensated by LTC Properties, their salaries, except for Mr. Kerr's, are determined solely by LTC Properties and are paid by LTC Properties.

      During 2000 no executive officer exercised options to purchase the Company's stock. As of November 30, 2001, no executive officer had options to purchase shares of the Company's stock.

AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000

    This table shows the number of stock options granted during the period ended December 31, 2000 to each of our executive officers and the value of unexercised options held as of December 31, 2000.

					Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option for Option Term
	Number of Securities Underlying Options Granted
Name		Percent of Total Options Granted to Employees	Exercise or Base Price Per Share
				Expiration Date	5%(1)	10%(1)
Andrew M. Kerr	10,000	7.3%	$2.50	October 30, 2010	$15,700	$39,800
Julia L. Kopta	20,000	14.5%	2.50	August 9, 2010	31,400	79,600
Wendy L. Simpson	35,000	25.4%	2.50	August 9, 2010	54,950	139,300

(1)
An assumed annual rate of appreciation of 5% on $2.50 would result in the price of our common stock increasing to $4.07 at the expiration date of the options. An assumed annual rate of appreciation of 10% on $2.50 would result in the price of our common stock increasing to $6.48 at the expiration date of the options.

During 2000, no options were exercised by any of our executive officers. This table shows the number of stock options held by each of our executive officers as of December 31, 2000 and the value of their unexercised options based on our closing price on December 31, 2000. As of November 30, 2001, stock options granted to all executive officers and Board members were cancelled.

			Securities Underlying Unexercised Options at December 31, 2000		Value of Unexercised Options
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Andre C. Dimitriadis	—	$—	50,000	25,000	$—	$—
Alex J. Chavez	—	—	5,334	2,666	—	—
Christopher T. Ishikawa	—	—	24,667	12,333	—	—
Andrew M. Kerr	—	—	—	10,000	—	—
Julia L. Kopta	—	—	—	20,000	—	—
Wendy L. Simpson	—	—	—	35,000	—	—

Certain Transactions

    Transactions with LTC Properties, Inc.—LTC Properties is a separate public company on which Mr. Dimitriadis and Ms. Simpson serve as members of the Board of Directors. In addition, Mr. Dimitriadis, Mr. Chavez, Mr. Ishikawa, Ms. Kopta and Ms. Simpson are executive officers of LTC Properties.

    In 1998 the Company entered into an administrative services agreement under which LTC Properties would provide management and administrative services to the Company. The agreement was terminated with an effective date of January 1, 2000 since the Company now has its own management and administrative staff. The Company did not pay LTC Properties for management or administrative services in 2000 or through November 30, 2001. LTC Properties will continue to provide advisory services to the Company and currently is being reimbursed for certain out-of-pocket expenses. LTC Properties provides the Company with the advisory services of Messrs. Dimitriadis, Chavez, Ishikawa, Ms. Kopta and Ms. Simpson.

    On June 23, 2000, LTC Properties appointed the Company as exclusive sales agent for all LTC Properties' skilled nursing facilities. This agreement expired by its terms March 31, 2001 and was not renewed. Pursuant to the agreement, during 2000, LTC Properties paid the company sales commissions of $1.6 million. No amounts were earned by the Company in 2001 prior to the expiration of the agreement.

    The Company and LTC Properties entered into a Second Amended and Restated Promissory Note ("Note") in June 2001. The Note operates as a line of credit and provides for a $20 million secured line of credit that bears interest payable quarterly at a rate of 10% and matures April 30, 2008. Previous to entering into this Note, LTC Properties had provided the Company with a $20 million unsecured line of credit bearing interest at 10% and maturing April 1, 2008. At December 31, 2000 and September 30, 2001, approximately $16.6 and $18.9 million, respectively were outstanding under the line of credit or Note. On October 17 and November 9, 2001, the Company drew an additional $.5 and $.9 million, respectively under the Note.

    During 2000, the Company sold 100% of the common stock of Coronado Corporation ("Coronado") and Park Villa Corporation ("Park Villa") to LTC Properties for a total purchase price of $19.2 million, which was based on independent appraisals. Coronado and Park Villa were owned properties, subject to mortgage debt, leased to other operators. As a result of the sales, the Company eliminated approximately $13.7 million of mortgage debt, satisfied approximately $5.3 million in obligations to LTC Properties and recognized a gain of $10.5 million.

    At September 30, 2001, the Company owed LTC Properties approximately $4.5 and $2.3 million of unpaid rents and accrued interest, respectively. LTC Properties has waived through September 30, 2001 default rights under the leases and the Note. Currently, LTC Properties has not called a default under the leases or the Note.

    At December 31, 2000 and September 30, 2001, the Company operated 27 and 23 nursing homes, respectively that were owned by LTC Properties. Currently, these properties are leased from LTC Properties, in general, on a short-term basis, and the leases have been renewed for one year, ending June 30, 2002. Annual rental to LTC Properties under these leases is approximately $2.9 million. Also as of December 31, 2000 and September 30, 2001, the Company had mortgage loans secured by six nursing facilities with total outstanding principal of approximately $16.4 and $16.3 million, respectively, and weighted interest rates of 9.25% and 9.2%, respectively payable to LTC Properties' REMIC pools. Two of the nursing facilities securing the mortgage loans payable to LTC Properties' REMIC pools are operated by the Company, and the remaining four nursing facilities are leased to third party operators.

    At December 31, 2000, LTC Properties owned 180,000 shares or 9.3% of the Company's outstanding common stock. On March 9, 2001, LTC Properties sold the 180,000 shares to the Company for $.2 million, not including selling commissions, which was the fair market value on the date of sale. LTC Properties sold these shares because the Tax Relief Extension Act of 1999 ("Act") provides that, subject to certain exceptions for taxable years commencing after December 31, 2000, a REIT may not own more than 10 percent of the total value of the securities of any corporation. Without qualifying as safe harbor debt, securities under the Act include the line of credit provided by LTC Properties to the Company. In order to qualify as safe harbor debt and retain its REIT status, LTC Properties was required to hold only such debt or the shares. Accordingly, LTC Properties sold the shares to the Company. Based on the low trading volume of the Company's shares, the Company determined that it was in the best interests of the stockholders for the Company to purchase the shares from LTC Properties.

    At December 31, 2000 and September 30, 2001, the Company owned 194,100 and 282,900 shares, respectively of LTC Properties common stock, representing less than 1% of LTC Properties' outstanding stock at each date. Thereafter, the Company purchased an additional 11,900 shares of LTC Properties common stock. The Company tendered all 294,800 shares of LTC Properties common stock to LTC Properties pursuant to LTC Properties' tender offer that expired October 22, 2001. The Company received $5.75 per share or approximately $1.7 million and used these proceeds to reduce amounts outstanding under the Note with LTC Properties. The original total cost of these shares was approximately $3.6 million.

    Pursuant to an intercompany agreement entered into at the time the Company was formed, the Company has agreed not to engage in activities or make investments that involve real estate, unless it has first provided written notice to LTC Properties of the material terms and conditions of such activities or investments, and LTC Properties has determined not to pursue such activities or investments either by providing written notice to the Company rejecting the opportunity or by allowing a ten-day notice period to lapse. Pursuant to the intercompany agreement, the Company and LTC Properties also agreed to notify each other of, and make available to each other, investment opportunities that they develop or of which they become aware but are unable or unwilling to pursue. The Company also agreed not to prepay or cause to be prepaid any of its mortgage loans originated by LTC Properties which were securitized by LTC Properties in REMIC transactions. The intercompany agreement has a term of ten years but shall terminate earlier upon a change of control of LTC Properties.

    In April 2001, the Board of Directors of LTC Properties approved an Indemnification Agreement whereby LTC Properties indemnified the directors and key officers of the Company for their continued service. In recognition of the importance of the Company to LTC Properties, LTC Properties extended this indemnification in light of the unavailability of financially feasible general and professional liability coverage in the states of Florida and Texas. The Company currently operates in Texas but no longer has operations in Florida.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company's financial statements and the reporting process including the systems of internal controls and has adopted a charter, a copy of which is attached as Appendix A hereto. The Company's management has primary responsibility for preparing our financial statements and for our financial reporting process. The Company's independent accountants, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the Company's financial statements to generally accepted accounting principles in the United States.

    In this context, the Audit Committee hereby reports as follows:

  (1)
  The Audit Committee has reviewed and discussed the audited and unaudited financial statements with the Company's management.

  (2)
  The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380) including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for each calendar quarter for the Company's Form 10-Qs and for the Company's Annual Report on Form 10-K.

  (3)
  The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence and considered the compatibility of non-audit services with the auditors' independence.

  (4)
  Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    Each of the members of the Audit Committee is independent as defined under the Charter of the Audit Committee included as Appendix A hereto.

November 30, 2001	Audit Committee
Bary G. Bailey, Chair
John L. Mass, Jr.
John R. Rice
Darrell D. Struck

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    There are no "interlocks" (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation and Option Committee of the Board of Directors, and this Committee consists entirely of independent, non-employee directors.

COMPENSATION COMMITTEE REPORT

    The Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

    Until November 8, 2001, when Mr. Stuart resigned from the Board, the Compensation Committee was comprised of Messrs. Stuart and Bailey and Mr. Stuart was chairman of the committee. On November 9, 2001, Mr. Struck was elected as Chairman of the Compensation Committee and the committee was expanded to include, in addition to Mr. Struck and Mr. Bailey, Mr. Mass and Mr. Rice. The Compensation Committee is responsible for the administration of our 1998 Equity Participation Plan and is authorized to determine the options and restricted stock to be granted under such plans and the terms and provisions of such grants. All of the Company's executive officers, except for Mr. Kerr are employees of LTC Properties. LTC Properties provides advisory services to the Company and is currently being reimbursed for certain out-of-pocket expenses. Since it is LTC Properties' responsibility to employ and compensate all of the Company's executive officers, other than Mr. Kerr, the Compensation Committee currently has no responsibilities with respect to reviewing and approving the compensation of our executive officers, other than Mr. Kerr, or determining our general compensation policies.

    The policies of the Compensation Committee may be summarized as follows:

    1.
    LTC Healthcare's compensation programs are designed to attract, motivate and retain qualified key executives;

    2.
    An executive's salary, bonuses and incentive compensation and other benefit programs should reflect both the Company's performance as a whole and the executive's individual performance and effort;

    3.
    LTC Healthcare's compensation programs should enable the executive to have a financial interest in the Company that parallels the financial interests of the Company's stockholders.

    The Company's executives, other than Messrs. Dimitriadis, Chavez, Ishikawa, Ms. Kopta and Ms. Simpson, are compensated in the form of a salary and a combination of other incentive based compensation such as bonuses, grants of stock under our stock option plan and other benefit programs. The annual salaries of the executives, other than Messrs. Dimitriadis, Chavez, Ishikawa, Ms. Kopta and Ms. Simpson are generally reviewed on an annual basis to ensure that these salaries are competitive with other health care companies that are primarily operating nursing or assisted living facilities. The Company, at its sole discretion, may award bonuses to executives on an annual basis, after the end of the fiscal year, based on a combination of the Company's performance as a whole and the executive's individual performance and effort. Additional bonuses may be awarded in recognition of financially rewarding events.

    Effective May 19, 1998, we adopted the 1998 Equity Participation Plan under which awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted stock, deferred stock and dividend equivalents. We reserved 500,000 shares of common stock for issuance under the Equity Participation Plan which is administered by the Compensation Committee which sets the terms and provisions of the awards granted. Incentive stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may only be awarded to officers and other full-time employees to promote our long-term performance of and specifically, to retain and motivate senior management in achieving a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, other employees, consultants and other key persons who provide services to us. Currently, the plans have no pre-set formula or criteria for determining the number of options that may be granted. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of our executive officers. In 2000, Mr. Kerr, Ms. Kopta and Ms. Simpson were granted 10,000; 20,000 and 35,000 stock options, respectively at $2.50 per share. As of November 30, 2001, stock options granted to all executive officers and Board members were cancelled. Also as of November 30, 2001, shares of restricted stock in the amounts of 75,000; 9,000; 60,000; 15,000; 30,000; 36,000 and 21,000, respectively, to Messrs. Dimitriadis, Chavez, Ishikawa; Kerr; Ms. Kopta; Ms. Simpson and Mr. Bailey. These grants vested one third at date of grant and one third on the anniversary of the grant in 2003 and 2004. The restricted shares were granted as of June 8, 2001, except in the case of Mr. Chavez who was granted restricted shares on July 13, 2001. For all executive officers and Board Members, expect for Mr. Chavez, the first third that vested immediately were priced at $.60 per share. Mr. Chavez's first third vesting was priced at $.95 per share.

    A participant who receives restricted stock will not recognize income for Federal income tax purposes until such time as the restrictions on the transfer of the restricted stock are not subject to a substantial risk of forfeiture. At that time, the participant will recognize ordinary income on the excess of (a) the fair market value of the common stock on the earlier of the date the transfer restrictions lapse or the date the restricted stock is no longer subject to substantial risk of forfeiture over (b) the amount, if any, paid for such shares. Such income will be subject to withholding of any applicable Federal or State income taxes. The Company will be entitled to take a tax deduction in an amount equal to the ordinary income recognized by the participant. Dividends, if any, paid on the restricted stock would be taxed to the participant as ordinary income.

November 30, 2001	Compensation Committee
Darrell D. Struck, Chair
Bary G. Bailey
Mr. John L. Mass, Jr.
Mr. John A. Rice

STOCK PERFORMANCE GRAPH

    This graph compares the cumulative total stockholder return on our common stock from the date we began operating as a publicly traded company (September 30, 1998) to September 30, 2001 with the cumulative stockholder total return of (1) the Standard & Poor's 500 Stock Index and (2) the Russell 2000 Index. The comparison assumes $100 was invested on September 30, 1998 in our common stock and in each of the foregoing indices.

TOTAL RETURN PERFORMANCE

    The stock performance depicted in the above graph is not necessarily indicative of future performance. The stock performance graph and Compensation Committee report shall not be deemed incorporated by reference into any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference, and shall not otherwise be deemed filed under such Acts.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

 INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young LLP audited our financial statements for the year ended December 31, 2000 and will be the auditors for December 31, 2001 and have been our auditors since our organization in March 1998. Fees for the year ended December 31, 2000 were:

    •
    Audit Fees.  $240,122 for the audit of our annual financial statements and reviews of our quarterly financial statements.

    •
    Financial Information Systems Design and Implementation Fees.  None.

    •
    All Other Fees.  $66,185 for tax and tax compliance related services.

    A representative of Ernst & Young LLP is expected to be present at the February 6, 2002 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR NEXT YEAR'S ANNUAL MEETING

    The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for our annual meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by us no later than October 6, 2002.

    Stockholders may directly nominate persons for director only by complying with the procedure set forth in the Company's Bylaws. The Bylaws require that the stockholder submit the names of such persons in writing to the secretary of the company not later than, (a) with respect to an election to be held at an annual meeting of stockholders, 120 calendar days in advance of the first anniversary of the date the Company's proxy statement was released to security holders in connection with the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty days from such anniversary date, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting. The nominations must set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) the class and number of shares of the Company which are beneficially owned by such stockholder and also which are owned of record by such stockholder; (d) as to the beneficial owner, if any, on whose behalf the nomination is made, (i) the name and address of such person and (ii) the class and number of shares of the Company which are beneficially owned by such person; (e) a description of all arrangements or understandings between the stockholder and each nominee and any other stockholder; (f) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had such nominee been nominated, or intended to be nominated, by the Board of Directors; and (g) the written consent of each nominee to being named as a nominee in the proxy statement and to serving as a director of the Company if so elected.

    Matters may be brought before the meeting by stockholders only if notice is delivered to, or mailed and received by, the secretary of the Company at the principal executive office of the Company not less than thirty-five days prior to the meeting; provided, however, that in the event less than forty-five days notice or public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholders to be timely must be received not later than the fifth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. A stockholder's notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Company's books, or the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Company which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business.

OTHER MATTERS

    The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone or telegraph. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Georgeson Shareholder for a fee of $4,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

    Our Annual Report on Form 10-K/A (without exhibits), including our audited financial statements for the year ended December 31, 2000 and our unaudited September 30, 2001 Quarterly Report on Form 10-Q, are being mailed herewith to all stockholders of record. WE WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K/A (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2000 AND OUR UNAUDITED SEPTEMBER 30, 2001 QUARTERLY REPORT ON FORM 10-Q FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY, AT 300 ESPLANADE DRIVE SUITE 1865, OXNARD, CA 93030.

    ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

/s/ WENDY L. SIMPSON Executive Vice President & Chief Financial Officer

Oxnard, California December 17, 2001

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

  Organization

    This charter governs the operations of the Audit Committee. The committee shall obtain the approval of the Board of Directors for this charter and shall review and reassess the charter at least annually. The committee shall be appointed by the Board of Directors and shall consist of at least three directors, each of whom is independent of management and the Company. Members of the committee shall be considered independent if they have no relationship with management or the Company that may interfere (or have the appearance of interfering) with the exercise of the responsibilities of the Audit Committee. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

  Statement of Policy

    The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholder, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee, the independent auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel or other experts to assist the committee in carrying out its responsibilities. Although so empowered, however, the committee shall not have a duty to conduct investigations, resolve disagreements between management and the independent auditors or assure compliance with law or conformity with the Company's legal compliance and ethics programs.

  Responsibilities and Process

    The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

    The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

    The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's stockholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and shall consider the compatibility of non-audit services with the auditors' independence.

Annually, the committee shall review and recommend to the Board the selection of the Company's independent auditors.

    The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

    The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

    The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

LTC Healthcare, Inc.

This Proxy is Solicited by the Board of Directors
for the Annual Meeting of Stockholders—February 6, 2002

The undersigned hereby appoints: Andre C. Dimitriadis and Wendy L. Simpson, or either of them, each with the power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated below, the shares held of record by the undersigned at the annual meeting of stockholders of LTC Healthcare, Inc. to be held at the Marriott Residence Inn, Oxnard, California, on Wednesday, February 6, 2002 at 8:30 A.M. (PST), or any adjournments or postponements thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

LTC HEALTHCARE, INC.
FEBRUARY 6, 2002
0076EC

/ /	Mark this box with an X if you have made changes to your name or address details below.	A1241

Proxy Card

Please mark vote in box in the following manner using dark ink only.		X

The Board of Directors Recommends a Vote "FOR" the listed nominees.			The Board of Directors Recommends a Vote "FOR" the following proposal.

1. ELECTION OF DIRECTORS—Nominees:	For	Withhold	2. CHANGE OF COMPANY NAME:	For	Against	Abstain
01. Andre C. Dimitriadis 02. Christopher T. Ishikawa 03. Bary G. Bailey	/ / / / / /	/ / / / / /	To amend the articles of Incorporation to change its name to CLC Healthcare, Inc.

			In accordance with the judgments of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof. This Proxy will be voted as directed. If no contrary direction is made, this Proxy will be voted "FOR" all nominees listed under Item (1) and "FOR" Item (2).	/ /	/ /	/ /

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

Important: Please sign your name exactly as it appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, add such title in your signature. NOTE: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

Signature	Signature	Date

/ /

QuickLinks

LTC HEALTHCARE, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 6, 2002
PROXY STATEMENT
Solicitation
Voting Rights
Voting of Proxies
Revocability of Proxy
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
Board of Directors and Committees of the Board
Required Vote and Recommendations
PROPOSAL 2 CHANGE OF COMPANY NAME
Required Vote and Recommendations
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN 2000 AND OPTION VALUES AT DECEMBER 31, 2000
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
TOTAL RETURN PERFORMANCE
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
INDEPENDENT PUBLIC ACCOUNTANTS
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
OTHER MATTERS
APPENDIX A
CHARTER OF THE AUDIT COMMITTEE
LTC Healthcare, Inc.
This Proxy is Solicited by the Board of Directors for the Annual Meeting of Stockholders—February 6, 2002